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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*


                                   WGNB CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.25 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92923K106
                    -----------------------------------------
                                 (CUSIP Number)


                                  MARCH 6, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


                                                                                                                  PAGE 2 OF 4 PAGES



CUSIP No.       92923K106
          ----------------------

-----------------------------------------------------------------------------------------------------------------------------------
     1.        Names of Reporting Persons
               I.R.S. Identification Nos. of above persons (entities only).
               THOMAS T. RICHARDS

-----------------------------------------------------------------------------------------------------------------------------------
     2.        Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)                                                                                                         [ ]
               (b)                                                                                                         [ ]

-----------------------------------------------------------------------------------------------------------------------------------
     3.        SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------
     4.        Citizenship or Place of Organization                                United States citizen

-----------------------------------------------------------------------------------------------------------------------------------
   Number of Shares      5.   Sole Voting Power                                        194,888
 Beneficially Owned by
 Each Reporting Person   ----------------------------------------------------------------------------------------------------------
         With
                         ----------------------------------------------------------------------------------------------------------
                         6.   Shared Voting Power                                         0

                         ----------------------------------------------------------------------------------------------------------
                         7.   Sole Dispositive Power                                   194,888

-----------------------------------------------------------------------------------------------------------------------------------
                         8.   Shared Dispositive Power                                    0

-----------------------------------------------------------------------------------------------------------------------------------
     9.        Aggregate Amount Beneficially Owned by Each Reporting Person                    194,888

-----------------------------------------------------------------------------------------------------------------------------------
     10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------------
     11.       Percent of Class Represented by Amount in Row (9)  6.3%

-----------------------------------------------------------------------------------------------------------------------------------
     12.       Type of Reporting Person (See Instructions)  IN

-----------------------------------------------------------------------------------------------------------------------------------


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

                                                                                          PAGE 3 OF 4 PAGES

ITEM 1.

               (a)   Name of Issuer:   WGNB CORP.
               (b)   Address of Issuer's Principal Executive Offices:     201 Maple Street
                                                                          Post Office Box 280
                                                                          Carrollton, GA  30117

ITEM 2.

               (a)   Name of Person Filing:  THOMAS T. RICHARDS

               (b)   Address of Principal Business Office or, if none, Residence:  Post Office Box 1510
                                                                                   Carrollton, GA  30117

               (c)   Citizenship:  United States

               (d)   Title of Class of Securities:  Common Stock, $1.25 par value

               (e)   CUSIP Number: 92923K106


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER
               THE PERSON FILING IS A:

                            N/A


ITEM 4.        OWNERSHIP.

               (a)   Amount beneficially owned:  194,888
                                                 ------------------

               (b)   Percent of class: 6.3%
                                       ----------------------------

               (c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote 194,888
                                                                    ------------------

                     (ii)  Shared power to vote or to direct the vote: 0
                                                                      ----------------

                     (iii) Sole power to dispose or to direct the disposition of 194,888
                                                                                -------------

                     (iv)  Shared power to dispose or to direct the disposition of  0
                                                                                   ----------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A

                                                               PAGE 4 OF 4 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                  N/A

ITEM 10.       CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   March 10, 2001
                                                   -----------------------------
                                                                  Date

                                                   /s/ Thomas T. Richards
                                                   -----------------------------
                                                            Signature

                                                       THOMAS T. RICHARDS
                                                   -----------------------------
                                                            Name/Title